SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

AIRNET COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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AIRNET COMMUNICATIONS CORPORATION

3950 DOW ROAD

MELBOURNE, FLORIDA 32934

TELEPHONE: (321) 984-1990

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 28, 2004

The 2004 Annual Meeting of Stockholders (“the 2004 Meeting”) of AirNet Communications Corporation (the “Company”) will be held at the Hilton Airport Hotel, 200 Rialto Place, Melbourne, Florida, at 10:00 a.m., on Tuesday, September 28, 2004, for the following purposes:

1. To elect eight Directors to the Board of Directors to serve a one-year term;

2. To approve the grant of discretionary authority to the Board of Directors (i) to amend the Company’s certificate of incorporation to effect a reverse stock split of the Common Stock at a ratio within the range from one-for-five to one-for-fifteen and determine the effective date of the reverse stock split or (ii) to determine not to proceed with the reverse stock split;

3. To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004; and

4. To transact such other business as may properly come before the 2004 Meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on August 6, 2004 are entitled to notice of and to vote at the 2004 Meeting or any postponements or adjournments of the 2004 Meeting. A list of those stockholders will be available for examination by any stockholder of the Company during ordinary business hours for 10 days immediately preceding the 2004 Meeting at the principal offices of the Company at 3950 Dow Road, Melbourne, Florida 32934.

ALL STOCKHOLDERS OF THE COMPANY ARE CORDIALLY INVITED TO ATTEND THE 2004 MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2004 MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2004 MEETING SHOULD YOU SO DESIRE. AS EXPLAINED IN THE PROXY STATEMENT, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS ACTUALLY VOTED AT THE MEETING.

Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will need proof of ownership to be admitted to the 2004 Meeting. A recent brokerage statement or a letter from your broker or bank are examples of proof of ownership.

By Order of the Board of Directors,

/s/ STUART P. DAWLEY
Stuart P. Dawley, Secretary

August 31, 2004

AIRNET COMMUNICATIONS CORPORATION

3950 DOW ROAD

MELBOURNE, FLORIDA 32934

PROXY STATEMENT FOR THE

2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 28, 2004

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of AirNet Communications Corporation (“AirNet” or the “Company”) for the 2004 Annual Meeting of Stockholders (the “2004 Meeting”) to be held on Tuesday, September 28, 2004 at 10:00 a.m. at the Hilton Airport Hotel, 200 Rialto Place, Melbourne, Florida 32901, and any adjournments thereof.

The enclosed proxy, if properly executed and returned, may be revoked at any time before it is exercised by delivering to the Secretary of the Company a duly executed written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the 2004 Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted FOR the candidates nominated by the Board of Directors, FOR the grant of authority to the Board of Directors to implement a reverse split and FOR the ratification of the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”), except for exhibits, containing financial statements for that year and prior periods, is included in this mailing to stockholders.

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is August 31, 2004.

VOTING SECURITIES AND VOTES REQUIRED

At the close of business on August 6, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the 2004 Meeting, there were outstanding and entitled to vote an aggregate of 65,736,904 shares of Common Stock, $.001 par value per share (“Common Stock”), and senior secured convertible debt (“Senior Debt”) with voting rights equivalent to 23,221,341 shares of Common Stock, together constituting all of the outstanding voting stock of the Company. Under the terms of the Senior Debt set forth in our Certificate of Incorporation (the “Certificate”), except as otherwise expressly provided in the Certificate or required by law, holders of the Senior Debt vote as a single class with the Common Stock on an as-converted basis.

Holders of Common Stock are entitled to one vote per share. Under the terms of the Certificate, the Senior Debt is convertible into that number of shares of Common Stock that results from dividing the principal amount of Senior Debt outstanding, plus accrued interest (which together represent an aggregate of $13,236,164 as of the record date) by the current “conversion price.” Only for purposes of determining the voting rights to which the holders of the Senior Debt (the “Noteholders”) are entitled, the conversion price is deemed to be $0.57. Accordingly, the total number of votes to which the Noteholders are entitled is 23,221,341 votes ($13,236,164 /$0.57) and the total number of outstanding shares of voting stock is 88,958,245 shares (65,736,904 voting shares of Common Stock plus 23,221,341 voting share equivalents from the Senior Debt) (collectively, the “Voting Shares”). For additional information concerning the Senior Debt, see “Certain Relationships and Related Transactions” below.

The holders of a majority of the Voting Shares outstanding and entitled to vote at the 2004 Meeting will constitute a quorum for the transaction of business at the 2004 Meeting. Voting Shares represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the 2004 Meeting.

1. The affirmative vote of the holders of a plurality of the Voting Shares represented at the 2004 Meeting in person or by proxy is required for the election of directors;

2. The affirmative vote of the holders of a majority of the Voting Shares issued and outstanding is required to approve the grant of discretionary authority to the Board of Directors (i) to amend the Company’s certificate of incorporation to effect a reverse stock split of the Common Stock at a ratio within the range from one-for-five to one-for-fifteen and determine the effective date of the reverse stock split or (ii) to determine not to proceed with the reverse stock split.

3. The affirmative vote of the holders of a majority of the Voting Shares represented at the 2004 Meeting in person or by proxy is required for the ratification of the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004.

An abstaining vote counts towards establishing a quorum, but its effect on the actual vote counts differs depending on the subject matter of the vote. In the election of directors, an abstaining vote is not counted and therefore has no effect on the election. In a vote on the other proposals to be considered at the meeting, however, an abstaining vote has the effect of a vote against the proposal.

A broker non-vote counts towards establishing a quorum. In the proposals for the election of directors and the ratification of the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004, broker non-votes are not included in the tabulation of the voting results and therefore do not affect the outcome of the vote. For purposes of the affirmative vote of a majority of the Voting Shares necessary to approve the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split and the related grant of discretionary authority to the Board of Directors to implement the reverse stock split, a broker non-vote has the effect of a vote against the proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Second Amended and Restated By-Laws, as amended (the “By-Laws”), the Board of Directors fixed at a maximum of 10 directors each director will be elected annually to serve for a one-year term. There are eight candidates for election to the Board this year.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE.

NOMINEES FOR ELECTION AT THE 2004 MEETING

DIRECTORS

The following candidates are nominated for a one-year term to expire at the 2005 annual meeting of stockholders to serve until their successors are duly elected and qualified or until their death, resignation or removal.

Glenn A. Ehley, 42, has served as President and Chief Executive Officer since August 2001 and as a director of the Company since January 2002. Prior to August 2001, he served as Senior Vice President of

Worldwide Sales and Marketing beginning February 2000 and from August 1997 until February 2000 as Vice President of Sales and Marketing. Mr. Ehley joined the Company in July 1995 as Director of Marketing. Prior to joining the Company, Mr. Ehley served in several positions at Siemens and Lucent Bell Laboratories in the Marketing and Engineering organizations. Mr. Ehley received an M.B.A. and M.S. in Computer Engineering from Florida Atlantic University and received a B.S. in Computer Science from Illinois Benedictine College.

Darrell L. Maynard, 50, has served as a director of the Company since January 2002. Since 1996, he has been the President and Chairman of Southeast Telephone (SET), of which he was a founder, in Pikeville, Kentucky. SET is a telecommunications provider of long distance, local service, Internet service and paging. Mr. Maynard was selected as the SBA 2002 Small Business Person of the Year for the Commonwealth of Kentucky. Mr. Maynard attended Michigan Technological University in Houghton, Michigan.

George M. Calhoun, 52, has served as a director of the Company since March 2002 and Chairman of the Board since March 2004. He is currently serving on the faculty of the Howe School of Technology Management at the Stevens Institute of Technology in Hoboken, New Jersey. He was Chairman and CEO of Illinois Superconductor Corporation from 1999 until 2002. He has more than 23 years of experience in high-tech wireless systems development, beginning in 1980 as the co-founder of InterDigital Communications Corporation, where he participated in the development of the first commercial application of digital TDMA radio technology, and introduced the first wireless local loop system to the North American telecommunications industry. Dr. Calhoun holds a Ph.D. in Systems Science from the Wharton School at the University of Pennsylvania, as well as a B.A. from the same university.

Gerald Y. Hattori, 53, has served as a director of the Company since April 2003. Since July 2000, Mr. Hattori has served as President of Evolution Management Inc., a business advisory and strategic planning consulting firm. Mr. Hattori served as Vice President of Finance and Chief Financial Officer of the Company from March 1999 until July 2000 and as Treasurer and Secretary from September 1999 until July 2000. Prior to joining the Company, from October 1996 until March 1999 Mr. Hattori was Vice President of Finance, Chief Financial Officer and Treasurer of Nexar Technologies, Inc., a manufacturer of personal computers, which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in December 1998. Mr. Hattori holds an M.B.A. from New Hampshire College and a B.S. degree in Business Administration/Accounting from Merrimack College.

Jay J. Salkini, 41, is the founder of TECORE, Inc. and has served as its President and Chief Executive Officer since December 1991. Prior to founding TECORE, Mr. Salkini was with Nortel/BNR and Siemens in the engineering organizations involved in the development of wireless and switching systems. Mr. Salkini earned his BSEE and Masters in Computer Engineering from Florida Atlantic University.

Shiblie O. Shiblie, 42, has served as the Chief Operating Officer of TECORE since July 2002 and from June 2000 until July 2002 served as Vice President of Business Development. From 1999 to 2000, Mr. Shiblie served as Director of Marketing for Ericsson. Prior to joining Ericsson, Mr. Shiblie served as Vice President of Systems and Products at LCC International and served in several positions at DAI and Comsys in the engineering organizations. Mr. Shiblie earned his BSEE from the University of Maryland.

Daniel A. Saginario, 60 has served as a director since May 2004. Since April 2003, he has served as a director of YDI Wireless, a publicly traded company, and he was appointed Chairman of the Board of that company in June 2004. From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc. From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology. Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX’s investments, and Corporate Director - Strategic Planning & Corporate Development. Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A from Pace University.

Ronald W. White, 64 has served as a director since July 2004. Since 1988, he has been a director of NMS Communications. From 1997 until 2002, he was a partner of Argo Global Capital, a venture capital firm. From 1983 until 2002, he was a partner of Advanced Technology Development Fund, also a venture capital firm. Mr. White is a director of several privately held companies. He holds a Bachelor of Engineering Science degree in electrical engineering from Brigham Young University and a Master in Business Administration degree from the Harvard Business School.

COMMITTEES OF THE BOARD OF DIRECTORS

The principal committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

The Audit Committee currently consists of Messrs. Calhoun, Hattori, Maynard, and Saginario. The principal responsibilities of the Audit Committee are to review the Company’s financial statements contained in filings with the SEC, matters relating to the examination of the Company by its independent auditors, accounting procedures and controls, and the use and security of the Company’s liquid assets through the review of the Treasurer’s function. The Audit Committee also recommends the appointment of independent accountants to the Board of Directors for its consideration and approval, subject to ratification by the stockholders. The Audit Committee held five meetings during 2003. The Audit Committee’s charter is attached to this proxy statement as Annex A.

The Board of Directors has examined the composition of the Audit Committee in light of the Nasdaq Stock Market’s rules governing the independence of members of audit committees. Based upon this examination, the Board of Directors confirmed that all members of the Audit Committee are “independent” within the meaning of Nasdaq’s rules.

The Compensation Committee currently consists of Mr. Maynard, Mr. Hattori and Mr. Saginario. The principal responsibilities of the Compensation Committee are (a) to make recommendations with respect to executive officer and senior management compensation and incentive compensation programs; (b) subject to limitations set forth in the plans, to administer the Company’s stock option plans including the issuance of stock in connection with the Company’s incentive bonus plans; and (c) to review management development and succession programs. The Compensation Committee held 2 meetings during 2003. The Compensation Committee’s charter is attached to this proxy statement as Annex B.

The Nominating/Corporate Governance Committee currently consists of Mr. Calhoun, Mr. Hattori, Mr. Maynard and Mr. Saginario. The principal responsibilities of the Nominating/Corporate Governance committee are (a) to make recommendations on the size and composition of the Board, (b) to establish criteria for Board membership and review and recommend potential candidates to the full Board of Directors, and (c) to develop and recommend corporate governance principles. The Nominating/Corporate Governance committee was formed in 2004 and did not meet in 2003. The Nominating/Corporate Governance Committee’s charter is attached to this proxy statement as Annex C. The Company does not currently post its committee charters on its web site.

While the Board of Directors has delegated the selection and initial evaluation of potential directors to the Nominating/Corporate Governance Committee, the Board retains final approval of all nominations. It is the Board’s desire and intention to select people who are independent and diverse in a broad sense — people with a variety of backgrounds, experiences, cultures and skills who will bring individual talents or contribute to the needs of the Board and the Company. It is also the Board’s objective to select for nomination candidates who are able to work in a collaborative and collegial fashion with other directors and senior management, in a manner consistent with the current operating practices of the Board.

In the event of a vacancy on the Board of Directors, the Nominating/Corporate Governance Committee may, in its discretion, engage a third-party search firm to identify potential candidates for director. Daniel A. Saginario and Ronald W. White were appointed to fill vacancies on the Board of Directors in May 2004 and July 2004, respectively, having been recommended by non-management directors. The Nominating/Corporate Governance Committee will consider candidates recommended by other parties, including shareholders, and will evaluate those proposed candidates in a manner consistent with the evaluation of all potential nominees based on the considerations set forth above. Third parties wishing to recommend candidates for consideration by the Nominating Committee may do so in writing by providing the recommended candidate’s name, biographical data, qualifications and a statement describing the basis for the recommendation, together with the recommended candidate’s consent to serve if nominated, to the Chairman of the Nominating Committee at the Company.

The Board of Directors also has a Litigation Committee, currently consisting of Mr. Calhoun, Mr. Hattori and Mr. Maynard. The principal responsibilities of the Litigation Committee are to oversee the IPO class action litigation and to make recommendations to the Board of Directors regarding that litigation.

INDEPENDENCE OF DIRECTORS

The Board evaluates the independence of each director in accordance with Nasdaq regulations. The Board has determined that Messrs. Calhoun, Hattori, Maynard, Saginario and White are “independent directors” within the meaning of the applicable Nasdaq rules.

COMMUNICATION WITH DIRECTORS

Security holders wishing to communicate with the non-management directors of the Company should send their correspondence to: Chairman of the Board, AirNet Communications Corporation, 3950 Dow Road, Melbourne, Florida 32934. Security holders can also communicate to individual Board members at the same address.

ATTENDANCE AT MEETINGS

During 2003, the Board of Directors held 14 plenary meetings. All members of the Board of Directors in 2003 attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which they were members.

Directors are expected to attend the Annual Meeting of Shareholders. However, the Board of Directors recognizes that circumstances may occasionally preclude attendance by all directors. Four of the Company’s directors attended the Company’s 2003 Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report for 2003:

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements, included in the Annual Report on Form 10-K for the year ended December 31, 2003, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are primarily responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed with the independent auditors their independence from management and the Company (including the matters in the written disclosures required by the Independence Standards Board) and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to ratification by the stockholders, the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004.

Submitted by the Members of the Audit Committee

George M. Calhoun

Gerald Y. Hattori

Darrell L. Maynard

August 9, 2004

COMPENSATION OF DIRECTORS

It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for service as directors in addition to their regular employee compensation. Non-independent, outside directors are not paid for Board service either. Independent directors on the Audit Committee may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation.

In 2003, each independent director was paid a fee of $1,000 per each meeting of the Board of Directors or a committee of the Board of Directors that they attended. In addition, independent directors received out-of-pocket expenses for each regular meeting of the Board of Directors attended, either in person or telephonically.

The Company also grants stock options to independent directors. In accordance with the Company’s Equity Incentive Plan, option grants to independent directors vest based upon achieving at least 75% attendance annually at meetings of the Board of Directors or committees thereof. In 2003, each of Messrs. Maynard, Hattori and Calhoun was granted an option to purchase 100,000 shares of common stock at an exercise price of $0.01 per share.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to the ownership of the Company’s Common Stock, of which 65,736,904 shares were outstanding as of August 6, 2004, by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the directors and nominee for election as a director of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table for the fiscal year ended December 31, 2003, and (iv) all executive officers and directors of the Company as of August 6, 2004 as a group:

	SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
	SHARES		PERCENT
TECORE, Inc. 7165 Columbia Gateway Drive Columbia, Maryland 21046	118,540,216	(2)	66.5%

SCP Private Equity Partners II, LP 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087	52,683,534	(3)	48.6%

Mellon Ventures, L.P. One Mellon Center, Room 5300 Pittsburgh, PA 15258	8,514,892	(4)	13.0. %

Glenn A. Ehley	5,819,047	(6)	8.1%

Darrell L. Maynard	42,352		*

George M. Calhoun	42,835		*

Gerald Y. Hattori	34,336		*

Jay J. Salkini	118,632,716	(5)	66.6%

Daniel A. Saginario	13,612		*

Shiblie O. Shiblie	6,500		*

Ronald W. White	—		—

Thomas R. Schmutz	357,763	(7)	*

Joseph F. Gerrity.	333,575	(8)	*

Stuart P. Dawley	335,156	(9)	*

Terry L. Williams	391,968	(10)	*

All executive officers and directors as a group (15 persons)	126,495,712		68.1%

*	Indicates less than 1%
(1)	Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares listed in the table. Includes shares which the beneficial owner has the right to acquire (through conversion of convertible securities, exercise of options or otherwise) within 60 days.
(2)	This amount assumes the payment of all remaining installments on the convertible debt held by TECORE, as such amounts could be (but are not required to be) paid in the next 60 days. Of this amount, (i) 6,140,442 shares are currently held directly by TECORE, (ii) 76,427,533 shares are issuable upon the outstanding principal amount of the convertible debt at the current conversion price of $0.10467432 per share, (iii) 7,311,916 shares are issuable upon the conversion of accrued interest through August 6, 2004, and (iv) 28,660,325 shares are issuable upon the conversion of the $3 million principal amount of convertible debt for which TECORE’s installment payments are not yet due as of August 6, 2004.

(3)	Includes (i) 9,972,060 shares of common stock held directly, and (ii) the right to acquire 42,711,474 shares underlying the $4,000,000 loaned to AirNet in the convertible debt financing at a conversion rate of $0.10467432. The number of shares underlying such convertible debt includes 38,213,766 shares underlying the principal outstanding and 4,497,708 shares underlying the accrued interest as of August 6, 2004.
(4)	As reported in the amended Schedule 13D filed on May 18, 2004 on behalf of Mellon Ventures, L.P. (“Mellon”).
(5)	This amount includes (i) shares beneficially owned by TECORE and reflected in the table above and in footnote (2), as to which Mr. Salkini has disclaimed beneficial ownership except to the extent of his pecuniary interest therein, and (ii) 92,500 shares held directly by Mr. Salkini.
(6)	Includes 52,170 shares held by Mr. Ehley and options currently exercisable or exercisable in the next 60 days for 5,766,877 shares.
(7)	Includes 127 shares held by Mr. Schmutz and options currently exercisable or exercisable in the next 60 days for 357,636 shares.
(8)	Includes 1,000 shares held by Mr. Gerrity and options currently exercisable or exercisable in the next 60 days for 332,575 shares.
(9)	Includes 1,656 shares held by Mr. Dawley and options currently exercisable or exercisable in the next 60 days for 333,500 shares.
(10)	Includes 55,668 shares held by Mr. Williams and options currently exercisable or exercisable in the next 60 days for 336,300 shares.
(11)	The executive officers and directors of the Company as a group consist of Glenn A. Ehley, Stuart P. Dawley, Joseph F. Gerrity, Timothy J. Mahar, Patricio X. Muirragui, Thomas R. Schmutz, Terry L. Williams, Bennett Wong, Darrell Lance Maynard, Dr. George M. Calhoun, Gerald Y. Hattori, Jay J. Salkini, Shiblie O. Shiblie, Daniel A. Saginario and Ronald W. White.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are:

NAME	AGE	POSITION
Glenn A. Ehley	42	President, Chief Executive Officer, and Director
Joseph F. Gerrity	52	Vice President of Finance, Chief Financial Officer and Treasurer
Stuart P. Dawley	41	Vice President, General Counsel, Investor Relations Officer and Secretary
Timothy J. Mahar	56	Vice President of Worldwide Sales
Thomas R. Schmutz	42	Vice President of Engineering
Bennet Wong	43	Vice President, Technical Sales and Business Development
Patricio X. Muirragui	54	Vice President, Quality
Terry L. Williams	43	Chief Technical Officer

Mr. Ehley’s biographical information appears under the caption “Directors “ above.

Joseph F. Gerrity has served as Vice President of Finance and Chief Financial Officer since June 2001. Prior to June 2001, he served as Director of Strategic Planning beginning 1999. Prior to 1999, Mr. Gerrity served with Harris Corporation, most recently as Controller of the Military and Space Division of Harris Semiconductor. Mr. Gerrity also served as CFO of COREdata. Mr. Gerrity holds an M.S. in Management from the University of Wisconsin and a B.S. in Management from Marquette.

Stuart P. Dawley has served as Vice President, General Counsel, Investor Relations Officer and Secretary since September 2001. Prior to that, he was General Counsel to the Company between July 2000 and September 2001. Prior to that, he served as Executive Vice President and General Counsel at Exigent International, Inc. from July 1997 until April 2000. Before joining Exigent, Mr. Dawley was General Counsel of AirNet from November 1996 until July 1997 and served as Director of Marketing and Strategic Alliances from June 1995 until November 1996. Mr. Dawley received his Juris Doctor Degree from the University of Iowa.

Timothy J. Mahar has served as Vice President of Worldwide Sales since August 2001. Prior to that, he served as Vice President of Marketing and Business Development from February 2000 to August 2001. Prior to joining the Company, Mr. Mahar served in several sales and marketing management positions at Siemens Information and Communications Networks since 1992. From October 1998 to February 2000 he served as Vice President of Sales and Business Development and from October 1997 to October 1998 as Vice President of Business Solutions. Mr. Mahar holds an M.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Wisconsin — Milwaukee.

Thomas R. Schmutz has served as Vice President of Engineering since August 2001. Prior to being elected as Vice President of Engineering, he served as the Company’s Director of Engineering beginning in 1995. Mr. Schmutz holds a Master’s Degree in Electrical Engineering from the Georgia Institute of Technology and a BS from the United States Military Academy. He holds seventeen U.S. patents in the wireless technology field.

Bennet Wong has served as Vice President of Technical Sales & Business Development since August 2001. Prior to August 2001, Mr. Wong held several positions in marketing and technical sales for the Company beginning in September 1998. Prior to September 1998, Mr. Wong was employed by Ericsson Communications of Canada where he was a Product Manager for approximately four years. He holds an MSEE and BSEE from Ohio State University.

Patricio X. Muirragui has served as Vice President of Quality since January 2001. Prior to January 2001, for 16 years Mr. Muirragui served in several capacities with Siemens Information and Communications Networks, where his last position was Director of Quality. Mr. Muirragui studied for his BSEE degree at the University of California (Berkeley) and holds a BSEE from Purdue University.

Terry L. Williams has served the Chief Technical Officer since August 2001 having joined the Company as its co-founder in 1994. Prior to that, he served at Harris Corporation and GE Aerospace on numerous government/commercial projects focusing on communications, signal processing and advanced radar technology. Mr. Williams is the architect of the Company’s broadband SDR radio and holds twelve U.S. patents in the wireless field. Mr. William holds an MSEE from the Georgia Institute of Technology and a B.S. from Mississippi State University.

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to (i) our Chief Executive Officer, and (ii) the four other highest compensated executive officers who were serving as executive officers at December 31, 2003, (collectively, the “named executive officers”) for services rendered in all capacities with respect to the fiscal years ended December 31, 2001, 2002 and 2003:

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($) (5)		OTHER ANNUAL COMPENSATION ($)		SECURITIES UNDERLYING OPTIONS (#) (1)	ALL OTHER COMPENSATION ($)(4)
Glenn A. Ehley President, Chief Executive Officer and Director	2003 2002 2001	250,000 250,000 187,090	150,000 — 132,500	(6)	53,940 103,033 51,767	(2) (2) (3)	10,883,106 — 250,000	865 5,500 5,100

Thomas R. Schmutz Vice President of Engineering	2003 2002 2001	182,246 182,246 156,641	— 29,909 41,051		— — —		550,000 — 50,000	631 5,500 5,100

Joseph F. Gerrity Chief Financial Officer	2003 2002 2001	178,750 178,750 140,395	— — 26,462		— — —		550,000 — 42,933	1,419 5,363 5,006

Stuart P. Dawley Vice President, General Counsel, and Secretary	2003 2002 2001	174,000 174,000 153,923	— — 23,237		— — —		550,000 — 50,000	602 5,220 5,100

Terry L. Williams Chief Technical Officer	2003 2002 2001	164,814 164,814 141,657	2,210 3,060 45,875		— — —		550,000 — 50,000	571 5,036 5,100

(1)	Figures in this column show the number of options to purchase shares of our common stock that were granted during the respective fiscal year, notwithstanding the fact that the options may have been granted for services performed in a prior fiscal year. We did not grant any restricted stock awards or stock appreciation rights to any of the named executive officers during the years shown.
(2)	Represents performance-based sales bonuses, premiums paid for life insurance policy, and legal fees paid for personal representation.
(3)	Represents performance-based sales bonuses.
(4)	Represents a matching contribution to a defined contribution plan.
(5)	Includes patent awards.
(6)	This bonus payment, which was part of a bonus accrued in 2002, is detailed in the Compensation Committee Report on Executive Compensation set forth below.

OPTION GRANTS IN FISCAL YEAR 2003

The following table sets forth information concerning individual grants of stock options to the named executive officers during the fiscal year ended December 31, 2003:

NAME	SECURITIES UNDERLYING OPTION/SARS GRANTED (#)	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL YEAR 2003	EXERCISE OR BASE PRICE ($/SH)	MARKET PRICE ON DAY OF GRANT ($/SH)	EXPIRATION DATE	POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM(1)
						0% ($)(2)	5% ($)(2)	10% ($)(2)
Glenn A. Ehley	10,883,106	53.40%	$0.01	$0.91	08/13/2013	$9,794,795	$16,023,133	$25,578,625
Thomas R. Schmutz	550,000	2.70%	$0.01	$1.01	09/05/2013	$555,500	$899,351	$1,435,324
Joseph F. Gerrity	550,000	2.70%	$0.01	$1.01	09/05/2013	$555,500	$899,351	$1,435,324
Stuart P. Dawley	550,000	2.70%	$0.01	$1.01	09/05/2013	$555,500	$899,351	$1,435,324
Terry L. Williams	550,000	2.70%	$0.01	$1.01	09/05/2013	$555,500	$899,351	$1,435,324

(1)	Options vest in two installments over a two-year period. The options in this table expire ten years after grant.
(2)	These columns show the hypothetical value of the options granted at the end of the option terms if the price of our common stock were to appreciate annually by 0%, 5%, and 10%, respectively, based on the grant date value of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding stock option exercises by the named executive officers during the fiscal year ended December 31, 2003, and stock options held by the named executive officers at December 31, 2003:

NAME	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ($)	NO. OF SECURITIES UNDERLYING UNEXERCISED OPTIONS HELD AT FISCAL YEAR-END		VALUE OF UNEXERCISED, IN-THE-MONEY OPTIONS AT FISCAL YEAR-END(1)
			EXERCISABLE (#)	UNEXERCISABLE (#)	EXERCISABLE ($)	UNEXERCISABLE ($)
Glenn A. Ehley	—	$—	300,324	10,908,106	$120,130	$9,162,809
Thomas R. Schmutz	—	$—	75,136	557,500	$30,054	$468,300
Joseph F. Gerrity	—	$—	54,859	552,716	$21,944	$464,281
Stuart P. Dawley	—	$—	51,000	557,500	$20,400	$468,300
Terry L. Williams	—	$—	56,300	555,000	$22,520	$466,200

(1)	Calculated by determining the difference between the exercise price of the options and $0.85, the closing price of our common stock on December 31, 2003.

EMPLOYMENT AND OTHER COMPENSATORY ARRANGEMENTS

During August 2001, the Company entered into an employment agreement with Glenn A. Ehley, President and Chief Executive Officer, that contains change of control and severance provisions. Should Mr. Ehley be terminated without “cause,” or should Mr. Ehley resign with “good reason” (as defined in the employment agreement), the agreement provides for special severance (twelve months of pay) plus benefits payable in a lump sum within three days after termination and accelerated vesting of all stock options. In addition, Mr. Ehley has the right to participate in the amended Acquisition Bonus Program adopted by the Board of Directors on August 13, 2003 to compensate employees in the event of a change in control of the Company. This program gives the CEO the authority to set aside a certain percentage of the net proceeds associated with an acquisition or merger constituting a change in control of the Company. The percentage varies depending on the amount of the proceeds. The CEO would then allocate this pool to employees designated by him, with the approval of the Board (which pool may include the other named executive officers above).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 16, 2001, the Company loaned Mr. Ehley $221,997 at an interest rate of 5.07% per annum secured by the pledge of the officer’s stock under an Account Control Agreement dated as of March 16, 2001 among the officer, Salomon Smith Barney Inc. and the Company. The principal represents the amount the Company loaned to the officer to satisfy the alternative minimum tax liability incurred in connection with the exercise of options to purchase 25,261 shares of common stock in March 2000. The unpaid principal amount of the note, together with all accrued and unpaid interest and any other sums owing under the note, was payable on March 16, 2006, the fifth anniversary of the date of the note. The note was valued at a market rate of interest (9%) and accordingly a discount of $43,040 was recorded against the note. No interest income was recognized associated with this note. On September 5, 2003 Mr. Ehley repaid the full amount of the loan of $221,997 along with accrued interest of $16,590. The note, including interest, was paid by Mr. Ehley in cash in the amount of $144,762 with the remainder paid from the 2002 bonus for Mr. Ehley of $93,825 net of taxes. The interest income was recognized in full during the quarter ended September 30, 2003. Consequently, as of December 31, 2003, the entire principal amount of the note and accrued interest of the note was paid in full.

Messrs. James Brown and Christopher Doherty, members of the Company’s Board of Directors during fiscal year 2003 and through March 2004, are affiliated with certain investment funds which entered into an investment transaction with the Company in August 2003. That transaction is described in more detail below under “Compensation Committee Interlocks and Insider Participation.” Messrs. Jay J. Salkini and Shiblie O. Shiblie, both of whom are current members of the Company’s Board of Directors, and Messrs. Hans Morris and Munzer Kayyem, both of whom were members of the Company’s Board of Directors during 2003 (having resigned in July 2004 and May 2004, respectively, in connection with the appointment of two new independent directors), are each affiliated as a director and/or officer of TECORE, Inc., the other investor in the same investment transaction.

TECORE is currently our largest shareholder. See “Security Ownership.” During fiscal year 2003, TECORE accounted for payments to the Company that represented approximately 42.7% of our gross revenue. TECORE has certain contractual relationships with the Company, including a non-exclusive OEM reseller agreement with the Company permitting TECORE to market AirNet base stations on a worldwide basis. During the six months ended June 30, 2004, the Company recognized $3.9 million of revenue from TECORE. A portion of the purchase orders placed by TECORE in the first half of 2004 were pursuant to previously issued incentive pricing guidelines, which negatively impacted gross margins for this period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to the executive officers during the year ended December 31, 2003. The Compensation Committee recommends salaries, incentives and other forms of compensation for directors and officers, administers the Company’s incentive compensation and benefit plans, including stock plans, and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, which will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The responsibilities of the Compensation Committee are (i) to make recommendations with respect to executive officer and senior management compensation and incentive compensation programs; (ii) to make recommendations with respect to compensation and incentive programs for independent directors, (iii) subject to limitations, to administer the Company’s stock option plans including the issuance of stock in connection with the Company’s incentive bonus plans; and (iv) to review management development and succession programs.

Executive Compensation

The overall goal of the Compensation Committee, with respect to the Company’s executives, is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions;

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive; and

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

In addition, Mr. Ehley receives sales bonuses.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Base Salary

Provided the Company has the financial independence to do so, it is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards and economic climate, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate, and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

In establishing compensation guidelines with respect to base salary, the Company has reviewed data from various surveys prepared by independent organizations to assist it in setting salary levels competitive with those of other industry companies. While it is the Compensation Committee’s intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of the Company’s geographic location and individual job responsibilities, it is further the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and its executive officers’ total compensation.

During 2003, the Compensation Committee did not approve any pay raises for the Company’s executives. Mr. Ehley’s salary for 2003 remained at $250,000.

Performance Bonuses

The Compensation Committee also sets the bonuses of the executive officers and consults with the Chief Executive Officer regarding the Company’s bonus policies. Through 2002, the Company paid out cash bonuses to employees pursuant to certain bonus programs for key corporate employees based on a combination of company performance in relation to predetermined objectives and/or individual executive performance during the year. The purpose of these programs was (i) to offer incentives to key management to (A) reward them for achieving financial goals and (B) further the alignment of interests of key management with our stockholders, and (ii) to provide incentives to operations management to achieve the Company’s financial goals and business objectives. Bonuses for key corporate employees were based on the achievement of certain financial and operational objectives, and each executive participant’s bonus award was calculated as a percentage of base salary, pro-rated by length of service during the year, and ranges from 2.5% to 25% of base salary. In January 2003, the Company postponed the payment of bonuses to employees and suspended the company matching contributions to the Company’s 401(K) plan. On September 5, 2003 the Company paid Glenn Ehley $150,000 representing his previously postponed 2002 bonus. Mr. Ehley remitted cash to the Company in the amount of $144,762 and the 2002 bonus payment, net of taxes (amounting to $93,825) to repay the March 16, 2001 loan from the Company in the amount of $221,997. This transaction is described in more detail above under “Certain Relationships and Related Transactions.”

On June 11, 2004 the Board of Directors approved a plan for payment of the 2002 bonuses to all employees. The approved plan authorizes payment of up to an aggregate of $880,000 to employees of the Company who were employed by the Company in fiscal 2002 and are currently employed by the Company. The approved payment schedule provides that (1) 50% of the bonus amount payable to the employees shall be made in six (6) equal monthly installments starting no later than July 31, 2004; (2) the remaining 50% of the bonus may be paid by the Company in December 2005 if the Board of Directors determines, in its sole discretion, that it is prudent to do so in light of the financial circumstances of the Company at that time; and (3) employees receiving bonus payments must remain employed by the Company throughout the payment of the bonus, otherwise they forfeit any further rights to remaining unpaid bonus amounts.

Sales Commissions

Sales commissions at the rate of up to 1% of the sale are paid to sales personnel who attain sales of the Company’s products. Mr. Ehley is paid a bonus override of 0.425% of the sales. The Company pays out the applicable portion of a sales commission only after attainment of each contractual milestone.

Stock Options and Other Awards

The Compensation Committee utilizes stock options and other equity awards as a key incentive because they provide executives with the opportunity to become stockholders and thereby share in the long-term appreciation in the value of the Company’s Common Stock. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives. The Compensation Committee believes these awards are beneficial to the Company and the stockholders because they directly align the interests of the executives with those of other stockholders.

The Board of Directors adopted the AirNet Communications Corporation 1999 Equity Incentive Plan, effective as of September 1, 1999, and amended the plan effective August 13, 2003. Under the Equity Incentive Plan, the Compensation Committee, or such other committee of the Board of Directors as it may designate, may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof, stock appreciation rights, restricted shares, performance awards or other equity incentives. The maximum number of shares of Common Stock reserved for issuance under the Equity Incentive Plan on December 31, 2003 was 7,421,018 shares.

The Compensation Committee determines the awards, if any, to be granted from time to time to executives pursuant to the Equity Incentive Plan. Historically, substantially all of the awards have been incentive stock options, which are granted at no less than the prevailing market value, although the Compensation Committee could decide to grant non-qualified stock options under the Equity Incentive Plan. Accordingly, these awards will only benefit executives if the price of the Common Stock increases over the term of the applicable option. The Company’s stock options typically vested ratably over a period of two to four years. Options are granted as compensation for performance and as an incentive to promote the future growth and profitability of the Company. In determining the relationship between the options to be granted to executive employees and the compensation paid by competitors to their executives, the Compensation Committee takes into account the outstanding options already held by each individual executive officer, and the projected value of the options based on historical and assumed appreciation rates of the shares of Common Stock. In August 2003, in conjunction with the convertible note investment by SCP and TECORE described elsewhere in this proxy statement, the Compensation Committee approved a special award of 10,883,106 non-qualified options to Mr. Ehley at an exercise price of $0.01 per share (as well as approximately 10.4 million non-qualified options allocated among other employees of the Company) as a retention and incentive grant in light of the significant change in capital structure resulting from the investment.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the “performance-based” exception to the general rule. Options granted in 2003 and subsequent years under the Company’s Equity Incentive Plan may not meet the requirements for the “performance-based” exception to the rule. To the extent that the Company has taxable income, and compensation for any such officer exceeds $ 1 million, compensation expense in connection with those options may not be deductible. However, it is the Compensation Committee’s policy to qualify, to the extent possible, the executive officers’ compensation for deductibility under applicable tax law.

Respectfully Submitted,

Compensation Committee of the Board of Directors

Darrell L. Maynard, Chairman, and Gerald Y. Hattori

August 9, 2004

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Mr. Maynard, Mr. Hattori and Mr. Saginario. Mr. Saginario was appointed to the Compensation Committee in May 2004 and replaced Mr. James W. Brown, who had served on that committee during fiscal year 2003 and until his resignation from the Board in March 2004. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Until July 2000, Mr. Hattori was the chief financial officer of the Company. Because he has not served in that capacity during the past three years, such service does not disqualify Mr. Hattori from being considered independent under the applicable Nasdaq rules. Mr. Brown is affiliated with SCP Private Equity Partners, L.P. and SCP Private Equity Partners II, L.P., each of which holds more than 5% of the outstanding and issued shares of the Company’s common stock acquired in certain financings, including the senior convertible note financing described below.

On January 24, 2003, the Company entered into a Bridge Loan Agreement (the Loan Agreement), with TECORE and SCP Private Equity Partners II, L.P., a Delaware limited partnership (SCP II and together with TECORE, the Lenders), pursuant to which each of the Lenders agreed to make loans to the Company of up to $3.0 million (collectively, the Commitments or Bridge Loans), for an aggregate interim financing of $6.0 million. The annual interest rate on the Bridge Loans was 2% plus prime rate as quoted in The Wall Street Journal.

On August 13, 2003 the Company closed on a Securities Purchase Agreement (Purchase Agreement) to issue senior secured convertible notes (Notes) of $4.0 million and $12.0 million to SCP II and TECORE (the Investment), respectively and immediately received $9.0 million in proceeds ($4.0 million from SCP II and $5.0 million from TECORE). Proceeds from the Investment were used to satisfy the principal balance due on the Bridge Loans ($6.0 million). The interest accrued on these Bridge Loans was deferred by the lenders and will be due and payable four years from the closing date under the Purchase Agreement. Interest at the rate of 12% per annum will compound on the amount of interest deferred under the Bridge Loans. As of June 30, 2004, the deferred accrued interest from the Bridge Loans was $160,741 and accrued interest on this amount was $17,092.

The balance of $7.0 million for the issuance of TECORE’s Note is payable in seven quarterly installments of $1.0 million each. As of August 6, 2004 the Company had received a total of $9.0 million from TECORE. The chart below details the amounts planned, dates due and the dates received for this funding.

Source	Amount of Funding	Date Due	Date Received
SCP Private Equity Partners II, L.P.	$4,000,000	8/13/03	8/13/03
TECORE, Inc.	$4,000,000	8/13/03	8/13/03
TECORE, Inc.	$1,000,000	8/13/03	8/13/03
TECORE, Inc.	$1,000,000	9/30/03	10/8/03
TECORE, Inc.	$1,000,000	12/31/03	1/07/04
TECORE, Inc.	$1,000,000	3/31/04	4/14/04
TECORE, Inc.	$1,000,000	6/30/04	7/09/04
TECORE, Inc.	$1,000,000	9/30/04	Not yet due
TECORE, Inc.	$1,000,000	12/31/04	Not yet due
TECORE, Inc.	$1,000,000	3/31/05	Not yet due

The principal of, and accrued interest on, the Notes are convertible at any time into shares of the Company’s common stock. The initial conversion price was $0.1081 per share, subject to adjustment for certain future dilutive issuances of securities. The Notes also have voting rights equivalent to the number of shares into which the Notes could be converted at a deemed conversion price of $0.57. Interest on the Notes accrues at an annual rate of 12%. As of June 30, 2004 and December 31, 2003, total accrued interest for the Note was $1,093,150 and $429,356, respectively. Both interest and the Notes are due and payable four years from the closing date of the

Purchase Agreement. Interest expense was recognized on the Notes in the amount of $327,451 and $663,794 for the three and six month periods ended June 30, 2004. Any portion of the accrued interest may be converted at any time to shares of common stock at the applicable conversion price.

The conversion price of the Notes has been adjusted from $0.1081 per share of common stock to approximately $0.1047 per share of common stock as a result of the exercise of certain of the Bridge Warrants.

On April 9th, 2004, TECORE converted the January 7th, 2004 Note payment of $1.0 million into 9,553,442 shares of the Company’s common stock at a conversion rate of approximately $0.1047 per share. As of June 30, 2004, the principal balance of the Note is $11 million.

In connection with the Securities Purchase Agreement, (a) the holders of the Company’s Series B Preferred Stock, including SCP II, converted all outstanding shares of such preferred stock into 19,108,281 shares of common stock, (b) the Company issued to SCP II 4,625,347 shares of the Company’s common stock as an inducement to convert its Series B Preferred Stock into common stock, (c) the holders of the Series B Preferred Stock waived their right to receive accumulated but unpaid dividends on the preferred stock, and (d) the holders of the Series B Preferred Stock agreed to cancel their warrants to purchase shares of common stock. SCP II committed to taking additional shares of our common stock, as discussed in (b) above, in lieu of receiving $500,000 in cash which the Company paid to the other holders of Series B Preferred Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE DURING 2003

Based solely on its review of copies of reports filed by persons (“Reporting Persons”) required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that all filings required to be made by Reporting Persons of the Company during the year ended December 31, 2003 were timely made in accordance with the requirements of the Exchange Act.

PERFORMANCE GRAPH

COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*

AMONG AIRNET COMMUNICATIONS CORPORATION

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ/NMS TELECOMMUNICATIONS INDEX

* $100 INVESTED ON 12/8/99 IN STOCK OR INDEX.

PROPOSAL NO. 2

REVERSE STOCK SPLIT

General

As of August 6, 2004, the Company’s aggregate market capitalization was approximately $30,238,975, there were 65,736,904 shares of Common Stock outstanding and the closing price of the Common Stock on that date was $0.46. In order to reduce the number of shares of Common Stock outstanding and proportionately raise the share price, the Board of Directors has unanimously adopted a resolution seeking stockholder approval of an amendment to the Certificate of Incorporation to effect a reverse split of the Common Stock and the grant to the Board of Directors of discretionary authority to implement a reverse stock split by filing the amendment to the Certificate of Incorporation. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is in the range from one-for-five to one-for-fifteen. The Board of Directors has approved by separate resolution every whole-number ratio within this range, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a reverse stock split. Approval of this reverse stock split proposal would give the Board of Directors authority to determine the date of the reverse stock split to take place at any time during a period of twelve months commencing on the date the Company’s stockholders approve this proposal or to determine not to proceed with the reverse stock split.

If the stockholders approve the reverse stock split proposal and the Board of Directors decides to implement the reverse stock split within such twelve-month period, the Company will file an amendment to its then current Certificate of Incorporation with the Secretary of State of the State of Delaware (as described below), which will effect a reverse split of the shares of the Common Stock then issued and outstanding at the specific ratio determined by the Board of Directors. The reverse stock split, if implemented, would not change the number of authorized shares of Common Stock or the $.001 par value per share of the Common Stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock, on a fully diluted basis with respect to shares of Common Stock underlying options, warrants and the Notes, outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

At the Company’s 2003 Annual Meeting, which was held on August 8, 2003, the stockholders of the Company were asked to approve, and did approve, an identical proposal that gave the Board of Directors the discretion to implement a reverse stock split at any time within the twelve months following the date of that meeting. The Board of Directors has not, to date, implemented such a reverse split. However, the Board believes it is in the best interest of the Company to seek a new authorization from the Company’s stockholders for a period of twelve additional months.

Purpose

After the Company’s initial public offering of Common Stock in December 1999, the share price rose to a high of $62 per share in February 2000. Since that time, market prices for stocks trading in the U.S. markets, and in particular technology stocks, have generally declined. For example, the closing price for the Nasdaq/NMS Composite Index has decreased from approximately $5,132 in March 2000 to approximately $1,777 on August 6, 2004. In addition, if all of the Senior Debt (and accrued interest as of August 6, 2004) is paid for and converted, the number of shares of Common Stock will increase from 65,736,904 shares currently issued and outstanding to at least 220,848,152 shares issued and outstanding (not including shares issuable upon exercise of outstanding stock options or warrants). In order to reduce the number of shares of Common Stock outstanding and thereby attempt to proportionally raise the per share price of Common Stock, the Board of Directors believes that it is in the best interests of the Company’s stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

The Common Stock is currently quoted on the Nasdaq National Market. Among other requirements, the listing maintenance standards established by Nasdaq require a company’s common stock to have a minimum bid price of at least $1.00 per share. On August 6, 2004, the closing bid price per share for the Common Stock on the Nasdaq National Market was $0.46 and it has largely been trading under the $1.00 minimum bid price since September 2002. Under the terms of a Nasdaq notice delivered to the Company on June 30, 2004, to maintain its listing on the Nasdaq National Market, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days on or before December 27, 2004. At that time, if the Company has not achieved compliance with the minimum bid price requirement, the Nasdaq staff will determine whether the Company meets the initial listing criteria set forth in the Nasdaq Marketplace Rules, other than the bid price requirement. If the Company meets these initial listing criteria, the Nasdaq staff will give the Company an additional 180 days to achieve compliance. If the Company has not achieved compliance by December 27, 2004 or, if applicable, the second 180-day period, Nasdaq may delist the Company’s securities or move it to the SmallCap Market, subject to the Company’s right to request a hearing. The flexibility provided by a reverse stock split, as set forth in this proposal would enable the Company to comply with the Nasdaq ruling, if necessary, and to prepare for any decline in the Company’s stock price in the future.

While maintenance of Nasdaq listing standards is likely to be the primary consideration of the Board of Directors in deciding whether and when to implement a reverse stock split, the Board of Directors is also seeking stockholder approval of the authority to implement a reverse stock split because it believes that a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers. The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of Common Stock might be desirable in order to attempt to support a higher stock price per share based on the Company’s current market capitalization. In addition, the Board of Directors considered that the Common Stock might not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.

The Board of Directors believes that stockholder approval of a number of ratios within a range (rather than an exact exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the Company and its stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio within the range. These determinations will be made by the Board of Directors in its effort to meet and maintain Nasdaq listing requirements by December 27, 2004 and thereafter, or alternatively to create the greatest marketability of the Common Stock based on prevailing market conditions at that time as the case may be. If the Board of Directors implements a reverse stock split to meet and maintain Nasdaq’s minimum bid price requirements by December 27, 2004 or some applicable later date, its choice of a ratio will depend largely on the current market prices of the Common Stock during the period leading up to that date. Because of the volatility of the market prices of its Common Stock in recent months, it is not possible at this point to specify an exact ratio or even a likely ratio that the Board of Directors would consider to be in the Company’s best interest. No further action on the part of stockholders will be required either to implement or abandon the reverse stock split. If the Board of Directors determines not to proceed with a reverse stock split within twelve months after receiving stockholder approval of the reverse stock split, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of the Company and its stockholders.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total market capitalization of the Common Stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Common Stock following the reverse stock split will either exceed or remain higher than the current per share market price.

There can be no assurance that the market price per new share of Common Stock (the “New Shares”) after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of Common Stock (the “Old Shares”) outstanding before the reverse stock split. For example, based on a market price of the Common Stock of $0.46 per share (which was the closing bid price on August 6, 2004), if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-five, there can be no assurance that the post-split market price of the Common Stock would be $2.30 per share or greater. Alternatively, based on the same market price of the Common Stock of $0.46 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-fifteen, there can be no assurance that the post-split market price of the Common Stock would be $6.90 per share or greater.

Accordingly, the total market capitalization of the Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

There can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors and brokers.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers.

There can be no assurance that the reverse stock split will result in a per-share price that will increase the Company’s ability to attract and retain employees and other service providers.

While the Board of Directors believes that a higher stock price may help the Company attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers.

A decline in the market price for the Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Common Stock could be adversely affected following a reverse stock split.

The market price of the Common Stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

There can be no assurance that the Company can remain listed on Nasdaq following a reverse stock split.

While the Board of Directors believes that a reverse stock split will result in the Company’s complying with the Nasdaq listing requirements with respect to maintaining a minimum bid price of $1.00 for at least ten trading days after implementation of the reverse stock split, there can be no assurance that the per-share price will not decline to below the minimum bid price following the reverse stock split or that the Company will continue to comply with the other Nasdaq requirements for continued listing.

Principal Effects of the Reverse Stock Split

Corporate Matters. If approved and effected, the reverse stock split would have the following effects:

•	Depending on the exact reverse stock split ratio selected by the Board of Directors, between five and fifteen Old Shares owned by a stockholder would be exchanged for one New Share. To illustrate, a shareholder who currently holds 100 shares of Common Stock would exchange those 100 Old Shares for 20 New Shares if a one-for-five reverse split were implemented, or 10 New Shares if a one-for-ten reverse split were implemented. If a one-for-fifteen reverse split were implemented, a holder of 100 Old Shares would exchange those shares for 6 New Shares, plus cash representing the fractional share interest of the remaining 10 Old Shares;

•	The number of shares of Common Stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors;

•	Based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•	Based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share conversion price, the number of shares issuable upon conversion of the Senior Debt and the voting rights of the Senior Debt, which will not affect the proportionate voting power of the holders of the Senior Debt or their ownership percentage of the Company should they elect to convert the Senior Debt into shares of Common Stock;

•	The number of shares reserved for issuance under the Equity Incentive Plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

If approved and effected, the reverse stock split will be effected simultaneously for all of the Common Stock and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than up to fifteen shares, depending on the ratio for the reverse stock split selected by the Board of Directors. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares. No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Common Stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares. Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. The Company currently has 400,000,000 shares of Common Stock authorized and 65,736,904 shares of Common Stock issued and outstanding. If the reverse stock split is implemented, there will continue to be 400,000,000 shares of Common Stock authorized. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Common Stock. In order to reduce the number of authorized shares of capital stock, the Board of Directors would be required to seek the approval of the Company’s stockholders to amend the Certificate of Incorporation.

Effects at Illustrative Ratios. The following table illustrates the aggregate effect of a reverse split, at illustrative levels of one-for-five, one-for-ten, and one-for-fifteen, on the numbers of common shares outstanding, on the numbers of common shares issuable on exercise or conversion of exercisable or convertible securities, and on the number of authorized but unissued and unreserved shares that would be available for issuance. For purposes of the row entitled “Shares issuable upon exercise or conversion of all exercisable and convertible securities,” this table assumes full payment of all remaining installments on the Senior Debt held by TECORE, but it excludes the impact of shares issuable on conversion of any interest that accrues on the Senior Debt after August 6, 2004.

	Before reverse stock split	Effect of 5 for 1 reverse stock split	Effect of 10 for 1 reverse stock split	Effect of 15 for 1 reverse stock split
Issued and outstanding shares.	65,736,904	13,147,381	6,573,690	4,382,460
Shares issuable upon exercise or conversion of all outstanding exercisable and convertible securities.	159,983,983	31,996,797	15,998,398	10,665,599
Authorized, but unissued shares available for issuance.	174,279,113	354,855,822	377,427,912	384,951,941

Accounting Matters. The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors decides to implement the reverse stock split, the Company will file an Amendment to the Certificate of Incorporation (“Amendment to Certificate of Incorporation”) with the Secretary of State of the State of Delaware to amend its existing Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amendment to Certificate of Incorporation, which is referred to below as the “effective time.” Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amendment to Certificate of Incorporation to effect the reverse stock split, if implemented by the Board of Directors, would be in substantially the form attached hereto as Annex D; provided, however, that the text of the form of Amendment to Certificate of Incorporation attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time and the applicable reverse stock split ratio determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, Continental Stock Transfer & Trust Co., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenters’ Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split. The summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

The Company’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the firm of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004. Although stockholder approval of the Board of Directors’ selection of BDO Seidman, LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

The Company’s independent auditors for the fiscal years ended December 31, 2003 and 2002 were Deloitte & Touche LLP (“Deloitte”). On May 27, 2004, Deloitte notified the Company that it was resigning from the client-auditor relationship with the Company effective as of that date. Deloitte’s reports on the Company’s financial statements for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, although they contained an explanatory paragraph referring to substantial doubt as to the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2003 and 2002, and through May 27, 2004, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements for such years. During the fiscal years ended December 31, 2003 and 2002, and through May 27, 2004, there were no reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K).

On July 15, 2004, the Company announced the Board’s selection of BDO Seidman, LLP (“BDO”) as the Company’s independent auditors for the year ending December 31, 2004. During the years ended December 31, 2003 and 2002 and through the date of this appointment, the Company did not consult BDO with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

Representatives of BDO Seidman, LLP are expected to be present at the 2004 Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

AUDIT FEES

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, for the audit of the Company’s annual financial statements for the years ended December 31, 2002 and December 31, 2003, and fees billed for other services rendered by Deloitte during those periods:

	2002	2003
Audit fees	$248,355	$238,132
Non-audit fees:
Audit-related fees	34,609	90,603
Tax fees	20,870	30,670

Total fees paid to auditor	$303,834	$359,405

Pre-Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditors. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by the independent auditors. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by the independent auditors which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals on matters appropriate for stockholder consideration consistent with the regulations of the SEC submitted by stockholders must be received at the Company’s principal executive offices on or before May 3, 2005. A timely proposal will be included in the proxy materials and form of proxy for consideration by the stockholders at the 2005 annual meeting.

A stockholder wishing to nominate a candidate for election should deliver a written notice of nomination to the Company’s Secretary at the address below for receipt no later than May 3, 2005. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the By-Laws. The stockholder is also required to attend the meeting in person or by proxy to nominate the person or persons specified in the notice. A nomination which does not comply with all the requirements set forth in the By-Laws will not be considered.

Stockholder proposals or nominations may be mailed to Stuart P. Dawley, Secretary, AirNet Communications Corporation, 3950 Dow Road, Melbourne, Florida 32934.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the 2004 Meeting. To the extent permitted by applicable law, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters should properly come before the meeting, including voting for election of a director in place of the nominee named in the proxy if the nominee is not available for election.

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies by mail may be followed by solicitation of certain stockholders by officers, directors or employees of the Company by telephone or in person.

If you may not be present at the meeting, it would be appreciated if you would complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope.

Melbourne, Florida

August 31, 2004

Annex A

AUDIT COMMITTEE CHARTER

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of AirNet Communications Corporation (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence: Organization

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that in the opinion of the Board may interfere with such member’s individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees and at least one member shall have accounting or related financial management expertise all as set forth in the applicable rules of the NASDAQ, The Committee shall maintain free and open communication with the independent auditors, the internal auditors when applicable and Company management. In discharging its oversight role the Committee is empowered to investigate any matter relating to the Company’s accounting, auditing, internal control or financial reporting practices brought to its attention with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

One member of the Committee shall be appointed as chairperson (the “Chair”). The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas and making, regular reports to the Board. The Chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit, when applicable.

The Committee shall meet at least four times a year or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors, when applicable.

The Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff, when applicable) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others

Responsibilities

The following responsibilities shall be the general recurring activities of the Committee in carrying out its oversight role. These responsibilities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. The Committee shall be responsible for:

•	Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company, which auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

•	Evaluating, together with the Board and management the performance of the independent auditors and where appropriate replacing such auditors.

•	Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors’ independence.

•	Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

•	Issuing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission.

•	Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

•	Discussing with a representative of management and the independent auditors (1) the interim financial information contained in the Company’s Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

•	Overseeing internal audit activities, when applicable, including, discussing, with management and the internal auditors the Internal audit function’s organization, objectivity, responsibilities, plans, results, budget and staffing.

•	Discussing, with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

•	Discussing, with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements and any material reports or inquiries from regulatory or Governmental agencies.

•	Discussing with the management and the independent auditors any possible new accounting or auditing standards that are under consideration by FASB or a governmental agency and the possible impact on the Company’s audit process and financial statements.

Duties

In order to meet fully the oversight responsibilities of the Committee, the Committee will undertake the following additional duties:

•	Reviewing alleged fraudulent actions or violations of law reported by internal compliance programs or, under the terms of the Private Securities Litigation Reform Act of 1995, by the independent auditors.

•	Reviewing the annual management letter (with the independent auditors).

•	Reviewing compliance with conflict of interest transactions and ethical conduct and the procedures to monitor such compliance.

•	Reviewing the internal audit charter.

A - 2

•	Reviewing financial press releases.

•	Reviewing the performance of the chief financial officer, chief accounting officer and director of internal audit.

•	Reviewing and concurring in the appointment, replacement, reassignment, or dismissal of the chief financial officer, chief accounting officer or the director of internal audit.

•	Reviewing, confirming, and assuring the objectivity of internal audit.

•	Reviewing policies and procedures with respect to expense accounts of senior management.

•	Reviewing and approving audit fees.

•	Self-assessing audit committee performance.

•	Other appropriate duties as delegated by the Board of Directors.

A - 3

Annex B

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee (“Committee”) is appointed by the Board to discharge the Board’s responsibilities relating to the Company’s officers and employees. The Committee has overall responsibility for recommending and evaluating the compensation plans, policies and programs of the Company.

The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence requirements of the Nasdaq and shall be outside, non-employee directors.

The members of the Committee shall be appointed by the Board. Committee members may be replaced by the Board.

The Compensation Committee Chairman shall (a) chair all meetings of the Compensation Committee; (b) coordinate the evaluation of the performance of the CEO; (c) set the frequency and length of the meeting(s) and the agenda items to be addressed at each meeting; and (d) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Committee Authority and Responsibilities

The Compensation Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

1. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have the sole authority to approve the consultant’s fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting, senior management or other advisors.

2. The Committee shall review CEO compensation, evaluate the CEO’s performance, and approve the CEO’s compensation level based on this evaluation.

3. The Committee shall periodically review the compensation systems that are in place for employees of the Company in order to ensure there is internal and external equity in the compensation of all employees, including incentive-compensation plans and equity-based plans.

4. The Committee shall annually review and approve and recommend to the Board of Directors for its approval, for the CEO (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

5. The Committee may form and delegate authority to subcommittees when appropriate.

6. The Committee shall review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Corporate Governance & Nominating Committee for its approval.

7. The Committee shall annually review its own performance and present the evaluation findings to the Board.

8. The Committee shall fix and determine awards to employees of stock or stock options pursuant to the Company’s Equity Incentive Plan(s) now or from time to time in effect and exercise such power and authority as may be permitted or required by such plans.

9. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

Annex C

NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER

I. COMPOSITION AND QUALIFICATIONS

The Nominating/Corporate Governance Committee (the “Committee”) of the Board of Directors of the Company shall be comprised of three or more members of the Board of Directors, each of who is determined by the Board of Directors to be independent in accordance with the rules of the Nasdaq.

II. APPOINTMENT AND REMOVAL

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause by a majority vote of the Board of Directors.

III. DUTIES AND RESPONSIBILITIES

The duties of the Nominating Committee of the Board of Directors are as follows, subject to any requirements of the Company’s Certificate of Incorporation or By-laws or any applicable agreements between the Company and its shareholders:

1. Make recommendations regarding the size and composition of the Board.

2. Establish and recommend to the Board criteria for the selection of new directors to serve on the Board.

3. Identify individuals qualified to become Board members, consistent with criteria approved by the Board.

4. Select the director nominees for the next annual meeting of stockholders.

5. Determine the appropriate committee structure of the Board and, in fulfilling the Committee’s responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities, as it deems appropriate.

6. Recommend Board committee assignments and any changes to such assignments.

7. Oversee the evaluation of the Board members.

8. Act as a forum to hear special concerns that might arise which require the attention of non-employee directors.

9. Make periodic recommendations for improving the Board’s effectiveness and discuss annually with the full Board its effectiveness.

10. Develop and recommend to the Board a set of corporate governance principles applicable to the Company.

11. Report regularly to the Board of Directors.

12. Have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Annex D

STATE OF DELAWARE CERTIFICATE OF AMENDMENT

TO

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of Delaware:

THE UNDERSIGNED, being a duly appointed officer of AirNet Communications Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The amendments effected hereby have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

SECOND: That Article IV.A of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:

A. CLASSES OF STOCK. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”), and no shares of Preferred Stock (“Preferred Stock”). Upon this Certificate of Amendment to Eighth Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [            ] shares of the Corporation’s Common Stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, $.001 per share, of the Corporation (the “New Common Stock”), subject to the treatment of fractional share interests described below.

Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this              day of             , 200     and affirms the statements contained herein as true under penalty of perjury.

AIRNET COMMUNICATIONS CORPORATION

By:
Name: Title:

ATTESTED:

Name: Title:

D-2

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AIRNET COMMUNICATIONS CORPORATION

The undersigned, revoking all prior proxies, hereby appoint(s) George M. Calhoun and Glenn A. Ehley, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Common Stock of AirNet Communications Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Stockholders of the Company to be held at the Hilton Airport Hotel, 200 Rialto Place, Melbourne, Florida, 32901 on September 28, 2004 at 10:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. Attendance of the undersigned at the 2004 Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

Please mark your vote like this	X

FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN

1.   ELECTION OF DIRECTORS EACH TO SERVE UNTIL THE 2005 ANNUAL MEETING:

(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)

Glenn A. Ehley; George M. Calhoun; Darrell L. Maynard; Gerald Y. Hattori; Jay J. Salkini; Shiblie O. Shiblie; Daniel A. Saginario; Ronald W. White

☐	☐

2.   TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS (I) TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-FIVE TO ONE-FOR-FIFTEEN AND DETERMINE THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT OR (II) TO DETERMINE NOT TO PROCEED WITH THE REVERSE STOCK SPLIT.

			☐	☐	☐

			FOR	AGAINST	ABSTAIN
		3. TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004:	☐	☐	☐

4. IN THEIR DISCRETION, TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature:	Date:

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.